UNITED STATES
SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to Section 240.14a-12

Community Bancorp.
_______________________________________________
(Name of Registrant as Specified in Its Charter)

_______________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	1)	Title of each class of securities to which transaction applies: _____________________________

	2)	Aggregate number of securities to which transaction applies: _____________________________

3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

_____________________________

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[ ]	Fee paid previously with preliminary materials.

[ ]

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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	4)	Date Filed: _____________________________

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
April 16, 2007

Dear Fellow Shareholders:

      You are cordially invited to the Annual Meeting of the Shareholders of Community Bancorp., which will be held at 5:30 p.m. at the Elks Club, Derby, Vermont, on Tuesday, May 15, 2007. As in prior years, a dinner will be served following the meeting.

      Our proxy materials and Annual Report for 2006 are enclosed for your review. This year, we have nominated St. Johnsbury businessman Peter J. Murphy to stand for election to a three year term on the Board of Directors. Peter is the President and a principal of Murphy Realty Co., Inc., a commercial real estate development company based in St. Johnsbury. Mr. Murphy would replace Director Dale R. Wells, who has decided not to stand for reelection to the Board. We appreciate Mr. Wells' many years of service on the Board and his valuable perspective as a business leader in our St. Johnsbury market area.

      In addition to election of directors and ratification of the selection of the Company's external auditors, this year you will be asked to vote on an amendment to the Company's Amended and Restated Articles of Incorporation to increase the number of authorized shares of common stock from 6,000,000 to 10,000,000 shares, and to authorize the creation of a new class of stock consisting of 1,000,000 shares of preferred stock issuable in one or more series, with relative rights and preferences of each series to be determined by the Board of Directors at the time of issuance. For the reasons explained in the enclosed proxy statement, we urge you to vote in favor of the amendment.

      Please be sure to sign, date and return your proxy card promptly so that your shares will be represented and can be voted at the meeting whether or not you are present in person. You may withdraw your proxy and vote in person at the meeting if you choose to do so.

As always, thank you for your continued support of Community Bancorp. I look forward to seeing you at the annual meeting.

Sincerely,

COMMUNITY BANCORP.

Richard C. White Chairman & CEO

RCW/cb Enclosures


COMMUNITY BANCORP. Derby Road Route 5 Derby, Vermont 05829

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 15, 2007

The annual meeting of shareholders of Community Bancorp. will be held at the Elks Club, Derby, Vermont, on Tuesday, May 15, 2007, at 5:30 p.m., for the following purposes:

1.	To elect four directors to the class whose term will expire at the annual meeting of shareholders in 2010;

2.

To amend Article Five of the Company's Amended and Restated Articles of Incorporation to (i) increase the number of authorized common shares from 6,000,000 to 10,000,000, and (ii) create a new class of preferred shares issuable in one or more series, with the rights and preferences of such shares established by the Board of Directors at the time of issuance;

3.	To ratify the selection of the independent public accounting firm of Berry, Dunn, McNeil & Parker as the Company's external auditor for the fiscal year ending December 31, 2007; and

4.	To transact such other business as may properly be brought before the meeting.

The close of business on March 13, 2007, has been fixed as the record date for determining shareholders entitled to notice of, and to vote at, the annual meeting.

By Order of the Board of Directors,

CHRIS BUMPS
Corporate Secretary

Derby, Vermont April 16, 2007

YOUR PROXY IS ENCLOSED. PLEASE FILL IN, DATE, SIGN AND RETURN YOUR PROXY PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE MEETING . YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING . IT IS IMPORTANT THAT YOU RETURN YOUR COMPLETED PROXY PROMPTLY.


INDEX

PROXY STATEMENT	1
ANNUAL MEETING OF SHAREHOLDERS	1
GENERAL VOTING INFORMATION	1
Who is entitled to vote at the annual meeting?	1
How many shares are entitled to vote at the meeting?	1
How many votes do I have?	1
How do I vote?	1
How do I vote if my shares are held in the name of a broker or bank?	2
How do I vote if my shares are held in the Company's 401(k) Plan?	2
Can I change my vote after submitting the proxy card?	2
What are "broker non-votes"?	3
What constitutes a quorum and how are votes counted for that purpose?	3
What does it mean if I received more than one proxy card?	3
How are proxies being solicited and who pays the expenses?	4
How many votes are required for the election of directors (Article 1)?	4
How many votes are required to approve the proposed amendment to the Company's Amended and Restated Articles of Incorporation (Article 2)?	4
How many votes are required to ratify the selection of Berry, Dunn, McNeil & Parker as the Company's independent auditor (Article 3)?	4
How many votes are required to approve any other matter that may come before the meeting?	5
May shareholders submit nominations for election as directors or for consideration of other matters?	5
SHARE OWNERSHIP INFORMATION	6
Section 16(a) Beneficial Ownership Reporting Compliance	7
ARTICLE 1	8
ELECTION OF DIRECTORS	8
Directors' Fees and Other Compensation	10
Directors' Deferred Compensation Plan	11
Directors' Retirement Plan	12
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Director Compensation Table	13
Vote Required	13
CORPORATE GOVERNANCE	14
Director Independence	14
Board Meeting Attendance	15
Board Committees	15
Shareholder Communications with the Board	18


Attendance at Annual Shareholders Meeting	18
Compensation Committee Interlocks and Insider Participation	18
Transactions with Management	18
AUDIT COMMITTEE REPORT	19
EXECUTIVE OFFICERS	21
COMPENSATION COMMITTEE REPORT	22
EXECUTIVE COMPENSATION	22
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Compensation Discussion and Analysis	22
Summary Compensation Table	30
Officer Incentive Plan	31
Supplemental Retirement Plan for Executives	32
Retirement Savings Plan	34
ARTICLE 2	35
PROPOSAL TO AMEND ARTICLES OF INCORPORATION TO INCREASE COMMON SHARES AND CREATE A CLASS OF PREFERRED STOCK	35
Vote Required	37
ARTICLE 3	37
RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS	37
Pre-Approval Required for Services of Independent Auditors	38
Fees Paid to Independent Auditors	38
Vote Required	39
ANNUAL REPORT	39
SHAREHOLDER NOMINATIONS AND PROPOSALS	39
Shareholder Nominations	39
Shareholder Proposals	40
Use of Discretionary Authority in Connection with Shareholder Nominations and Proposals	40
Inclusion of Shareholder Proposals in Company Proxy Materials	40
OTHER MATTERS	41
VOTING QUESTIONS OR ASSISTANCE	41
EXHIBIT A	A-1
Proposed Amendment to Increase Authorized Common Stock and Create a Class of Preferred Stock	A-1


COMMUNITY BANCORP. Derby Road Route 5 Derby, Vermont 05829

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS May 15, 2007


      This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Community Bancorp. (the "Company") for use at the annual meeting of shareholders and any adjournments of that meeting. The annual meeting will be held on Tuesday, May 15, 2007, at 5:30 p.m. at the Elks Club in Derby, Vermont. The proxy statement and related proxy card are first being sent to shareholders on or about April 16, 2007.


GENERAL VOTING INFORMATION

Who is entitled to vote at the annual meeting?

Only shareholders of record on the record date for the meeting are entitled to vote. The record date is the close of business on March 13, 2007.

How many shares are entitled to vote at the meeting?

As of the record date for the meeting (March 13, 2007), there were 4,130,213 shares of the Company's common stock issued and outstanding, each of which is entitled to one vote with respect to each matter to be voted on at the meeting.

How many votes do I have?

Each issued and outstanding share of the Company's common stock, $2.50 par value per share, is entitled to one vote on each matter presented for vote at the meeting.

How do I vote?

If you are a shareholder of record, you may vote by completing and returning the enclosed proxy card in the postage-paid envelope or by voting in person at the meeting. You are a shareholder of record if you own Company common stock in your own name on the stock records maintained by our transfer agent, which is currently Registrar and Transfer Company. A written ballot will be distributed at the meeting for those shareholders of record who wish to vote in person.

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How do I vote if my shares are held in the name of a broker or bank?

If your shares are held by a broker or bank, you must obtain a proxy from them and follow the voting instructions on that form. This is the case because your broker or bank, not you, is the record holder of the shares for purposes of determining who is entitled to vote the shares at the meeting and is therefore the party in whose name the shares must be voted.

How do I vote if my shares are held in the Company's 401(k) Plan?

If you are a participant in the Company stock fund under the Company's Retirement Savings 401(k) Plan, you will receive a proxy card to vote the prorated number of shares in which you own an interest indirectly through that fund, together with a postage-paid envelope to return your completed proxy card to Registrar and Transfer Company, the Company's transfer agent, which will tabulate the votes of plan participants. A single proxy card is then submitted to the Company reflecting the aggregate of the votes on all completed proxies submitted by plan participants.

Can I change my vote after submitting the proxy card?

Yes. If you submit your proxy card for shares registered in your name and later decide that you wish to change or revoke your proxy, you may do so at any time before the proxy is exercised at the annual meeting, by

*	giving written notice of revocation to Chris Bumps, Corporate Secretary, Community
*	Bancorp., P.O. Box 259, Derby, Vermont 05829;
*	executing a later-dated proxy card and giving written notice to the Corporate Secretary; or
*	voting in person after giving written notice of revocation of your proxy to the Corporate Secretary.

If you need another proxy card to revoke an earlier proxy or if you have any questions, please call the Corporate Secretary at 802-334-7915.

The last vote you submit will supersede all your prior vote(s).

If your shares are held through a broker or other nominee and you wish to change your vote, you should contact the broker or nominee for instructions. Similarly, if your shares are held in the Company's 401(k) Plan and you wish to change your vote, you should contact Registrar and Transfer Company for instructions. Contact information for Registrar and Transfer Company is shown on the last page of this proxy statement.


What are "broker non-votes"?

Shares held in "street name" by brokers (meaning shares held in the name of brokers or their nominees but actually owned by the brokers' customers) may only be voted by the record holder. Generally, a broker may vote shares beneficially owned by its customer without seeking voting instructions from the beneficial owner only on routine matters such as election of directors and ratification of the selection of the independent auditors. If a matter is not routine, but rather is considered "nondiscretionary" under ordinary brokerage industry practices, the broker may not vote the shares without instructions from the beneficial owner. When a broker submits proxies voting fewer than all of the shares held of record for any reason (including with respect to non-routine matters where instructions have not been received from the beneficial owner), the "missing" votes are so-called "broker non-votes."

Article 2 (Increase in Common Stock and Creation of a New Class of Preferred Stock) is considered nondiscretionary and thus a broker may not vote shares held in street name on that proposal without instructions from the beneficial owner.

What constitutes a quorum and how are votes counted for that purpose?

In order to convene the meeting, a quorum must be present, and in order to take action on any matter, a quorum must be present as to such matter. A majority (more than 50%) of the outstanding shares of the Company's common stock, present in person or represented by proxy and entitled to vote, will constitute a quorum to convene the meeting and to take action as to each matter to be acted upon at the meeting. "Broker non-votes" as to routine matters and shares represented by proxies or ballots, including those marked "WITHHOLD" on Article 1 (Election of Directors) or "ABSTAIN" on Article 3 (Ratification of Selection of Independent Auditors), will be treated as shares present or represented at the meeting and entitled to vote for purposes of determining a quorum. Broker non-votes as to non-routine matters, such as Article 2 (Increase in Common Stock and Creation of a New Class of Preferred Stock), will not be considered present and entitled to vote for purposes of determining a quorum as to such matters because, without instructions from the beneficial owner, the broker does not have authority to represent or vote those shares at the meeting. Shares represented by proxies or ballots marked "ABSTAIN" on Article 2 will be considered present and entitled to vote for purposes of determining a quorum on such matter.

What does it mean if I received more than one proxy card?

If you received more than one proxy card, your shares are registered in different names (for example, "John Smith" and "J. Smith") or are in more than one account. Sign and return all proxy cards to ensure that all your shares are voted. For instructions on how to register all your accounts in the same name and address, you should contact the Corporate Secretary at 802-334-7915 or the Company's

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transfer agent, Registrar and Transfer Company, at the contact location shown on the last page of this proxy statement.

How are proxies being solicited and who pays the expenses?

Proxies are being solicited by mail. They may also be solicited by the Company's directors and officers and by the directors, officers and employees of the Bank. Those individuals may solicit proxies personally or by telephone or electronic communication but they will not receive any additional compensation for such efforts. In addition, the Company has arranged with brokerage houses, banks and other custodians, nominees and fiduciaries to send the proxy materials to their principals and will reimburse them for out-of-pocket expenses they incur in forwarding the materials.

How many votes are required for the election of directors (Article 1)?

In accordance with the Company's bylaws, in order to be elected under Article 1 (Election of Directors) a nominee for director must receive the affirmative vote of at least a majority of the shares present in person or represented by proxy at the meeting and entitled to vote. Broker non-votes, if any, and shares represented by proxies or ballots marked "WITHHOLD" on Article 1, with respect to one or more individual nominees or to the entire slate of nominees, will have the same effect on the outcome of the election as a vote against the nominees or slate of nominees, as the case may be.

Votes on Article 1 will be counted and the vote results announced at the annual meeting by the inspectors of election.

How many votes are required to approve the proposed amendment to the Company's Amended and Restated Articles of Incorporation (Article 2)?

Approval of the proposal to amend the Company's Amended and Restated Articles of Incorporation for the purpose of authorizing additional shares of common stock and the creation of a new class of preferred stock will require that more votes be cast "FOR" the proposal than "AGAINST" it. Broker non-votes, if any, and shares represented by proxies or ballots marked "ABSTAIN" on Article 2 will have no effect on the outcome of the vote on Article 2.

How many votes are required to ratify the selection of Berry, Dunn, McNeil & Parker as the Company's independent auditor (Article 3)?

Approval of selection of the Company's independent auditor for 2007 will require that more votes are cast "FOR" than are cast "AGAINST" the proposal. Shares represented by proxies or ballots marked "ABSTAIN" on Article 3 and broker non-votes, if any, are not treated as votes cast and, therefore, will have no effect on the outcome of the vote on Article 3.

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Votes on Article 3 will be counted and the vote results announced at the annual meeting by the inspectors of election.

How many votes are required to approve any other matter that may come before the meeting?

As of the date of this proxy statement, the management and directors of the Company do not know of any other matter that may be put to a vote at the meeting. If such a matter does arise, any shares represented by proxies may be voted at the discretion of the attorneys-in-fact named in the proxies, to the extent permitted by law, in accordance with the recommendations of management. Approval of any such other matter would ordinarily require that more votes be cast for the matter than against. Abstentions from voting and broker non-votes, if any, are not treated as votes cast and therefore, would have no effect on the vote to approve any such other matter.

May shareholders submit nominations for election as directors or for consideration of other matters?

The Company's bylaws include a process shareholders should follow if they wish to submit director nominations or propose other action for vote by the shareholders. The deadline for submissions relating to the 2007 annual meeting was initially fixed at January 2, 2007, but was extended to March 26, 2007 in view of the delayed annual meeting date this year. The deadline for submissions for the 2008 annual meeting is January 8, 2008 Additional information about this process is contained elsewhere in this proxy statement under the caption "SHAREHOLDER NOMINATIONS AND PROPOSALS."

In addition, the Corporate Governance/Nominating Committee of the Board of Directors will consider recommendations made by shareholders for possible board nominees. Additional information about this process is contained elsewhere in this proxy statement under the caption "CORPORATE GOVERNANCE-Board Committees-Corporate Governance/Nominating Committee."

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SHARE OWNERSHIP INFORMATION

      The following table shows the amount of common stock beneficially owned by all incumbent directors, nominees for director and executive officers of the Company individually and as a group as of March 13, 2007, the record date for the meeting. Except as otherwise indicated in the footnotes to the table, the named individuals possess sole voting and investment power over the shares listed.

	Number of Shares Beneficially Owned and Percent of Class

	Number of Shares	Percent of Class

Directors, Nominees & Executive Officers
Thomas E. Adams (1)	26,415.65%
Aminta K. Conant	400.01%
Jacques R. Couture (2)	8,049.19%
Elwood G. Duckless (3)	144,015	3.49%
Michael H. Dunn (4)	74,837	1.81%
Rosemary M. Lalime	51,573	1.25%
Marcel M. Locke (5)	12,501.30%
Stephen P. Marsh (6)	54,252	1.31%
Dorothy R. Mitchell	915.02%
Anne T. Moore	22,109.55%
Peter J. Murphy	2,180.05%
Dale R. Wells (7)	17,029.41%
Richard C. White (8)	59,434	1.44%
Alan A. Wing (9)	9,214.22%
All Directors, Nominees & Executive Officers as a Group (14 in number) (10)	484,360	11.73%

(1)	Includes 10,996 shares held in an IRA for Mr. Adams' benefit.
(2)

Includes (i) 4,523 shares held by Mr. Couture jointly with his wife, as to which voting and investment power is shared; (ii) 76 shares held jointly with Mr. Couture's son; and (iii) 972 shares held in an IRA for Mr. Couture's benefit. Does not include 975 shares held in an IRA for the benefit of Mr. Couture's spouse, as to which beneficial ownership is disclaimed.

(3)	Includes 27,023 shares held in trust for the benefit of Mrs. Duckless. Mr. Duckless has shared voting and investment power over such shares.
(4)	Includes 8,687 shares held by a company of which Mr. Dunn is President and over which he has sole voting power.
(5)	Includes 5,534 shares held by Mr. Locke jointly with his wife, as to which voting and investment power is shared.

(footnotes continued on following page)

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(6)

Includes (i) 28,606 shares held by Mr. Marsh jointly with his wife, as to which voting and investment power is shared; (ii) 24,720 shares indirectly owned by Mr. Marsh through his participation in the Community Bancorp. stock fund under the Company's Retirement Savings Plan; and (iii) 27,644 shares pledged as collateral for a loan with a nonaffiliated bank.

(7)	Includes 7,433 shares held in an IRA for Mr. Wells' benefit.
(8)

Includes (i) 53,914 shares indirectly owned by Mr. White through his participation in the Community Bancorp. stock fund under the Company's Retirement Savings Plan; (ii) 5,120 shares held in an IRA for Mr. White's benefit; and (iii) 1,437 shares held by Mr. White jointly with his wife, as to which voting and investment power is shared.

(9)	All such shares are held by Mr. Wing indirectly through his participation in the Company stock fund under the Company's Retirement Savings Plan.
(10)	Includes 67,199 shares as to which voting and investment power is shared.

      In addition, as of March 13, 2007, 552,012 shares (7.68%) of the Company's issued and outstanding common stock were held in fiduciary or custodial capacity by the Company's affiliated trust and investment management company, Community Financial Services Group, LLC ("CFSG"), including 317,146 shares, or 6.68%, held on behalf of the Retirement Savings (401(k)) Plan trustee and participants, including the three executive officers named in the share ownership table. It is the practice of CFSG not to vote shares of the Company's common stock unless instructions are received from the beneficial owner.

      Except as set forth above, the Company is not aware of any individual, group, corporation or other entity owning beneficially more than 5% of the Company's outstanding common stock. The Company has no other authorized class of stock.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors to file reports of ownership and changes in ownership with the Securities and Exchange Commission (SEC) and to furnish the Company with copies of all such reports. The Company has reviewed the copies of the Section 16 reports filed by the directors and officers, or written representations from them that no Forms 5 were required to be filed for 2006. Based solely on such review, and except as noted in the following paragraph, the Company believes that all Section 16 filing requirements applicable to its officers and directors for 2006 were complied with.

      The Initial Report of Beneficial Ownership on Form 3 filed by Director Dorothy Mitchell after her election to the Board in May, 2006 inadvertently omitted 105 shares of the Company's Common Stock held by her in a brokerage account. The omission was corrected on Ms. Mitchell's Annual Statement of Changes in Beneficial Ownership on Form 5, filed with the SEC on February 12, 2007.

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ARTICLE 1

ELECTION OF DIRECTORS

      The Amended and Restated Articles of Association and the By-laws of the Company provide for a Board of no fewer than nine and no more than twenty-five directors, to be divided into three classes, as nearly equal in number as possible, each class serving for a period of three years. The Board of Directors currently consists of twelve members and the Board has voted to fix the number of directors at twelve for the ensuing year. After more than ten years of valuable service on the Board in addition to his prior service on the Bank's St. Johnsbury Advisory Board, Director Dale R. Wells has decided not to stand for reelection. The Board has nominated Peter J. Murphy to fill the resulting vacancy. Mr. Murphy has served on the Bank's St. Johnsbury Advisory Board since its formation in 1995, and like Mr. Wells, he is a businessman based in our St. Johnsbury market area.

      Information on the general criteria the Committee uses to evaluate potential Board candidates is set forth below under the caption "CORPORATE GOVERNANCE-Board Committees-Corporate Governance/Nominating Committee."

      Unless authority is withheld, proxies solicited hereby will be voted in favor of the four nominees to hold office until the 2010 annual meeting of shareholders, or until their respective successors are elected and qualify. If for any reason not now known by the Company, any of such nominees should not be able to serve, proxies will be voted for a substitute nominee or nominees designated by the Board of Directors, or to fix the number of directors at fewer than twelve, as the directors in their discretion may deem advisable.

The following table sets forth certain information concerning each of the nominees and incumbent directors:

Name and Age	Principal Employment	Director of Community Bancorp. Since (1)

Nominees to serve (if elected) until 2010 annual meeting:

Michael H. Dunn, Age 65	Book Dealer	1998
	Derby, VT

Marcel M. Locke, Age 67	Former Proprietor (now retired)	1986
	Parkview Garage
	Orleans, VT

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Name and Age	Principal Employment	Director of Community Bancorp. Since (1)

Stephen P. Marsh, Age 59	President, Chief Operating Officer, Chief	1998
	Financial Officer, Treasurer and Director,
	Community Bancorp.; President, Chief
	Operating Officer and Director, Community
	National Bank
	Derby, VT

Peter J. Murphy, Age 48	President and Principal
	Murphy Realty Co., Inc.
	St. Johnsbury, VT
	(commercial real estate development)

Incumbent Directors to serve until 2009 annual meeting:

Aminta K. Conant, Age 53	Director of Lean Six Sigma Lydall, Inc.	2006
	St. Johnsbury, VT
	(auto heat shield manufacturer)

Elwood G. Duckless, Age 66	Past President (now retired)	1987
	Newport Electric Co.
	Newport, VT

Rosemary M. Lalime, Age 60	Principal Broker and Owner	1985
	Coldwell Banker All Seasons Realty
	Newport, VT

Anne T. Moore, Age 63	Principal Real Estate Broker	1993
	Taylor Moore Agency Inc.
	Derby, VT
	(insurance and real estate)

Incumbent Directors to serve until 2008 annual meeting:

Thomas E. Adams, Age 60	Owner, NPC Realty Co., Inc.	1986
	Holland, VT

Jacques R. Couture, Age 56	Dairy Farmer/Maple Producer	1992
	Westfield, VT

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Name and Age	Principal Employment	Director of Community Bancorp. Since (1)

Dorothy R. Mitchell, Age 62	Board member, Vermont Student Assistance	2006
	Corporation; and Co-Chair, Vermont
	Historical Society Capital Campaign
	(both community service volunteer positions)
	Montpelier, VT

Richard C. White, Age 61	Chairman, Chief Executive Officer and	1983
	Director, Community Bancorp. and
	Community National Bank
	Derby, VT

(1)

Each nominee and each incumbent director is also a director of Community National Bank. The dates indicated in the table reflect only service on the Board of Directors of the Company and not Community National Bank or its regional advisory boards.

      Each incumbent director and nominee has held the principal occupation shown in the table for at least the last five years, except for (i) Mr. White, who, prior to January 6, 2004, also served as President of both the Company and the Bank, and (ii) Mr. Marsh, who, prior to becoming President and Chief Operating Officer of the Company and the Bank on January 6, 2004, served as Vice President of the Company and Executive Vice President and Chief Financial Officer of the Bank.

Directors' Fees and Other Compensation

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      Directors of the Company also serve as Directors of the Bank. Only our outside (non-employee) directors are paid for their service on the Boards of the Company and the Bank. All our fees are paid in cash. We do not pay any stock-based compensation to our directors.

Our schedule of fees for Company and Bank Board service is as follows:

Company Director Fees

Annual Retainer	$5,500
Board Meeting Fee	275
Committee Meeting Fee	275
Disclosure Committee Meeting Fee (1)	275

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Bank Director Fees

Annual Retainer	$5,500
Board Meeting Fee	275
Committee Meeting Fee	275
Local Advisory Board Meeting Fee (2)	275

(1)	A member of the Audit Committee attends the meetings of the Company's Disclosure Control Committee, which reviews the Company's periodic reports filed with the SEC.
(2)

Each Bank director attends several meetings a year of the Bank's local advisory boards. Mr. White and Mr. Marsh (our two employee directors) also attend local advisory board meetings but do not receive any fees for doing so.


      This fee structure is designed to compensate the Bank's outside directors for attendance at Board meetings as well as for the time they spend in activities directly related to their service on the Board for which they receive no additional compensation, such as attendance at the annual directors' retreat and attendance at educational seminars or programs on pertinent banking or corporate governance topics.

From time to time our directors may evaluate loan collateral for the Bank, for which they are paid at the rate of $25 per hour.

Directors' Deferred Compensation Plan

      Our directors may choose to defer current receipt of some or all of their Company or Bank director fees under the Company's Deferred Compensation Plan for Directors. Deferrals are credited to a cash account that bears interest at the rate the Bank pays on a three-year certificate of deposit, as adjusted from time to time. Payments are deferred until the director's retirement, death or disability, or at an earlier or later date elected by the director. The director may choose to receive his or her deferrals and accumulated interest in a lump sum or monthly installments. Deferred fees and accumulated interest represent a general unsecured obligation of the Company. No assets of the Company or the Bank have been segregated to satisfy the Company's obligations under the Plan.

      We temporarily suspended deferrals under the Plan during 2005, as management evaluated the impact of Section 409A of the Internal Revenue Code, added by the federal American Jobs Creation Act of 2004. Effective January 1, 2006, we permitted our directors to resume deferrals. We intend to amend the plan by year end 2007 to comply with the recently-issued final IRS regulations under Section 409A. In the meantime, we will administer the plan in good faith compliance with Section 409A.

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Directors' Retirement Plan

      Outside directors who served on the Board of the Company or the Bank for at least five years are entitled to receive upon retirement a lump sum payment of $1,000 for each year of Board service between 1994 and 2004, inclusive. For this purpose, service as a director of the Company and of the Bank during the same year is not counted separately. Following a re-evaluation of the Company's plans affected by the American Jobs Creation Act of 2004, we terminated any further accruals under the plan for years after 2004 and Board fees were increased to compensate for the loss of this retirement benefit.

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      The total accrued benefit for all directors covered by the plan is $82,000. The participating directors are fully vested in their accrued benefits and would be entitled to payout of the full benefit upon retirement from the Board for any reason, regardless of age. Mr. Wells will receive a lump sum payment of $9,000 when he retires from the Board at the annual meeting. Directors Adams, Couture, Duckless, Lalime, Locke and Moore each have an accumulated lump sum retirement benefit of $11,000, and Director Dunn has an accumulated retirement benefit of $7,000. Accrued benefits do not earn interest, are not adjusted for inflation and will be paid out to participants when they retire from the Board. These benefits represent a general unsecured obligation of the Company. No assets of the Company or the Bank have been segregated to satisfy the Company's obligations under the plan.

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Director Compensation Table

The table below shows the total compensation paid to our outside directors for service on the Boards of the Company and the Bank during 2006:

2006 Director Compensation

	Name	Fees Earned or Paid in Cash		All Other Compensation		Total (2)

	Thomas E. Adams	$20,500				$20,500
	Aminta K. Conant	$13,250				$13,250
	Jacques R. Couture	$18,500				$18,500
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	Elwood G. Duckless	$19,000				$19,000
	Michael H. Dunn	$19,500				$19,500
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	Rosemary M. Lalime	$19,000				$19,000
	Marcel M. Locke	$18,750		$784	(3)	$19,534
	Dorothy R. Mitchell	$12,350				$12,350
	Anne T. Moore	$18,750	(1)			$18,750
	Dale R. Wells	$19,250				$19,250

(1)	All Ms. Moore's fees were deferred under the Directors' Deferred Compensation Plan (described above).
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(2)

Does not reflect the estimated decrease in the actuarial present value of the fixed dollar lump sum benefit accumulated under the Directors Retirement Plan (terminated for years after 2004). Assuming a discount rate of 3% per year and payment of the benefit at retirement from the Board at age 70 (mandatory retirement age) the present value of the accrued benefit decreased during the last fiscal year by the following amounts: Adams, ($243); Couture, ($215); Duckless, ($292); Dunn, ($180); Lalime, ($243); Locke, ($301); and Moore, ($267). Mr. Wells will receive his accrued benefit of $9,000 upon his retirement from the Board at the annual meeting.

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(3)	Fees paid for collateral appraisals.

The compensation shown in the table above does not include earnings on deferred directors' fees because interest on those amounts is not accrued at a preferential (above market) rate.

Vote Required

Election of a nominee for director will require the affirmative vote of a majority of the shares present in person or represented by proxy at the annual meeting and entitled to vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ARTICLE 1.

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CORPORATE GOVERNANCE

Director Independence

      Based on the information available to it, the Company's Board of Directors has determined that director nominee Peter Murphy and all incumbent directors are independent within the meaning of the listing standards of the NASDAQ, except for Messrs. White and Marsh, who are executive officers of the Company.

      Under current NASDAQ standards, an independent director is a person other than an officer or employee of the Company or the Bank or any other individual having a relationship which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out his or her responsibilities as a director. Under NASDAQ standards, a director of the Company is not considered independent if he or she:

*	has been employed in any capacity by the Company or the Bank during the past three years;
*	has accepted, or has a close family member who accepted, any payments from the Company or the Bank in excess of $60,000 in any consecutive twelve-month period during the last three years, except for
o	payments relating to ordinary loan or deposit relationships with the Bank
o	compensation for Board service
o	compensation paid to a close family member who is not an executive officer of the Company or the Bank
o	certain retirement benefits or non-discretionary compensation and
o	payments arising solely from investments in the Company's common stock;
*	has a close family member who during the past three years was an executive officer of the Company or the Bank;
*

has been a principal, or has a close family member who was a principal, of any organization to which the Company made or from which it received payments, in any of the past three years, that exceeded the greater of $200,000 or 5% of the annual consolidated gross revenues of the other entity;

*

has been an executive officer of any other entity, or has a close family member who was an executive officer of any other entity, where any of the Company's executives serves on that other entity's compensation committee; or

*	has been, or had a family member who was, a partner or employee of the Company's independent auditor at any time during the last three years.

In determining whether a director or nominee for director is independent, the Board considers all relevant facts and circumstances and may consider a director or nominee not to be independent

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even if none of the disqualifying factors listed above applies. However, if any of the above disqual-ifying factors applies, a director or nominee will not be considered independent.

Board Meeting Attendance

      The Company's Board of Directors held four regular meetings and five special meetings during 2006. Each incumbent director attended at least 75% of the aggregate of all such meetings. In addition, all of the Company's directors serve on the Bank's Board of Directors, which meets monthly, and on various Board committees. Each of the directors attended at least 75% of the scheduled Bank Board and committee meetings during 2006, except for Aminta Conant, who attended approximately 70% of such meetings. When nominated and elected to the Board last year, Ms. Conant, an officer at a large manufacturing firm, had several preexisting work-related commitments that conflicted with the Bank Board and committee meeting schedule. Our expectation is that Ms. Conant will be able to attend at least 75% of the Bank Board and committee meetings in 2007.

Board Committees

      The Board of Directors has established three standing committees to help it in fulfilling its responsibilities. Members of the committees are nominated by the Corporate Governance/Nominating Committee and appointed by the Board. All members of the three standing committees under "Director Independence" are considered to be independent under the NASDAQ standards described above. Additional information about each of the three standing committees is set forth below. The committee charters are available on the Company's website at www.communitybancorpvt.com.

      Compensation Committee. The responsibilities of the Company's Compensation Committee include reviewing and making recommendations to the Board of Directors concerning the compensation of the Company's executive officers and directors, establishing performance goals under the Officer Incentive Plan and approving matters relating to other compensation plans. The Committee also reviewed management's Compensation Discussion and Analysis contained in this proxy statement and incorporated by reference into the Company's Annual Report on Form 10-K for the year ended December 31, 2006.

A report of the Committee regarding management's Compensation Discussion and Analysis is set forth elsewhere in this proxy statement under the caption "COMPENSATION COMMITTEE REPORT."

      The members of the Compensation Committee are Rosemary Lalime (Chair), Thomas Adams, Aminta Conant, Michael Dunn and Dale Wells. During 2006, the Compensation Committee met two times. The Committee's charter is available on the Company's website at www.communitybancorpvt.com.

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      Corporate Governance/Nominating Committee. The Corporate Governance/Nominating Committee considers and makes recommendations on matters related to the practices, policies and procedures of the Board and takes a leadership role in shaping the corporate governance environment of the Company. As part of its duties, the Committee assesses the size, structure and composition of the Board and its committees, coordinates evaluation of Board and committee performance, makes recommendations as to the structure of Board meetings and flow of information to the Board, reviews Board compensation and reviews and makes recommendations as to the size, structure, composition and functions of the Bank's regional advisory boards.

      The Committee also acts as a screening and nominating committee for candidates considered for election to the Board. In this capacity it has established minimum criteria for Board nominees. The Committee believes it would be desirable for a Board candidate to possess the following characteristics: (a) have experience in the management or leadership of a substantial private business enterprise, educational, religious or not-for- profit organization, or such other professional experience as the Committee deems appropriate; (b) be a shareholder of the Company; (c) be willing and able to devote full interest and attendance to the Board and its committees; (d) bring business to the Company and its affiliate, Community Financial Services Group, including personal, business and investment accounts; (e) help develop business and promote the Company and its subsidiary and affiliate throughout our service area; (f) provide advice and counsel to the Board and senior management; (g) bring a diversity of interests to the Board as evidenced by participation in community, charitable or other similar activities; (h) have the ability to serve at least seven years before reaching the mandatory retirement age; and (i) maintain integrity and confidentiality at all times. Evaluation of candidates occurs on the basis of materials submitted by or on behalf of the candidate. If a candidate continues to be of interest after initial consideration by the Committee, additional information about her/him will be obtained through inquiries to various sources and, if warranted, interviews.

      St. Johnsbury businessman Peter J. Murphy was suggested to management by retiring Director Dale Wells. Management forwarded that recommendation, along with several other names, to the Corporate Governance/Nominating Committee for consideration. The Committee believed strongly that Mr. Wells' successor should be another business person from St. Johnsbury, and determined that Mr. Murphy meets the Board's criteria for membership. Accordingly, the Committee recommended Mr. Murphy for election by shareholders at the annual meeting.

      The Committee will consider prospective nominees recommended by shareholders. Any shareholder wishing to recommend a person for consideration as a Board nominee should submit to the Committee the same information that would be required under the Company's By-laws if the shareholder sought to make a nomination from the floor at the annual meeting. The required information is described elsewhere in this proxy statement under the caption "SHAREHOLDER NOMINATIONS AND PROPOSALS-Shareholder Nominations." The Committee uses the same

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criteria for evaluating candidates recommended by shareholders as it does for those proposed by Board members or management.

      The members of the Corporate Governance/Nominating Committee are Jacques Couture (Chair), Rosemary Lalime, Marcel Locke, Dorothy Mitchell and Anne Moore. During 2006, the Committee met two times. The Committee's charter is available on the Company's website at www.communitybancorpvt.com.

      Audit Committee. The Audit Committee, which operates under a written charter, oversees the Company's accounting and financial reporting process, internal controls and audits, and consults with management, the internal auditors and the independent auditors on, among other items, matters related to the annual audit, the published financial statements and the accounting principles applied. As part of its duties, the Audit Committee appoints, evaluates and retains the Company's independent auditors. It has responsibility for the compensation, termination and oversight of the Company's independent auditors and evaluates the independent auditors' qualifications, performance and independence. The Committee has similar authority regarding selection and oversight of the Company's internal auditor. In addition, the Audit Committee pre-approves all services provided by the independent auditors, including both audit and permitted non-audit services. Those services and fees are described elsewhere in this proxy statement under the caption "RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS-Fees Paid to Independent Auditors."

      The Audit Committee has established so-called "whistleblower procedures" for the receipt, retention and treatment, on a confidential basis, of complaints received by the Company regarding accounting, internal accounting controls or auditing matters. These complaint procedures, as well as the Audit Committee's charter, are posted on the Company's website at www.communitybancorpvt.com.

      Under SEC rules, companies must disclose whether at least one member of the Audit Committee qualifies as a "financial expert." As defined by the SEC, the concept of financial expert is heavily focused on individuals who have prepared or audited public company financial statements or have had similar management experience or responsibility for others performing those or comparable functions. Given the Company's rural market area and the limited number of public companies in it, the Board has not deemed it advisable to require that the Audit Committee include a person qualifying as a financial expert under this definition. The Board has considered the business experience, past performance as a Board and/or Audit Committee member and other qualifications of each of the members of the Audit Committee and has concluded that each of them has demonstrated that he or she is capable of (i) understanding generally accepted accounting principles ("GAAP") and financial statements, (ii) assessing the general application of GAAP principles in connection with the accounting for estimates, accruals and reserves, (iii) analyzing and evaluating the Company's financial


statements, (iv) understanding internal controls and procedures for financial reporting, and (v) understanding audit committee functions. Given the business experience and acumen of each of the members of the Audit Committee, the Board believes that each of such persons, although not a "financial expert" under the SEC definition, is nevertheless qualified to carry out all of the duties and responsibilities of a member of the Company's Audit Committee.

      The members of the Audit Committee are Thomas Adams (Chair), Aminta Conant, Elwood Duckless, Michael Dunn and Dale Wells. During 2006, the Company's Audit Committee met seven times. A report of the Company's Audit Committee is set forth elsewhere in this proxy statement under the caption "AUDIT COMMITTEE REPORT."

Shareholder Communications with the Board

      The Board welcomes communications from shareholders on matters relating to the Company's business operations and corporate governance. Shareholders may communicate with the Board, or its committees or individual directors, by writing to the following address: Board of Directors [or Board Committee or name of individual director]-Shareholder Communications; c/o Corporate Secretary, Community Bancorp., P.O. Box 259, Derby, Vermont 05829. The Corporate Secretary will forward communications to the Board or appropriate committee or individual director.

Attendance at Annual Shareholders Meeting

      All directors are encouraged and expected to attend the annual shareholders meeting. All of the Company's ten incumbent directors attended the 2006 annual meeting, as did the two director nominees elected at that meeting.

Compensation Committee Interlocks and Insider Participation

The Company is not aware of the existence of any interlocking relationships between the senior management of the Company and that of any other company.

Transactions with Management

      The spouse and son of director Anne Moore are the principal shareholders and executive officers of the Taylor Moore Agency, Inc. (an insurance agency and real estate brokerage firm), and Mrs. Moore is an employee of the agency. Since January 1, 2006, the Company and its subsidiary purchased various insurance coverages through the agency and paid $291,619 in premiums for such coverage. This amount represents gross premiums paid, and not commissions earned by the agency.

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      Director nominee Peter J. Murphy is the President and a principal of Murphy Realty Co., Inc., a commercial real estate development firm. Murphy Realty Co., Inc. owns the Price Chopper Supermarket premises in St. Johnsbury at which Community National Bank leases space for its St. Johnsbury branch.

      Some of the incumbent directors, nominees and executive officers of the Company, and some of the corporations and firms with which these individuals are associated, are customers of Community National Bank in the ordinary course of business, or have loans outstanding from the Bank, and it is anticipated that they will continue to be customers of and indebted to the Bank in the future. All such loans were made in the ordinary course of business, do not involve more than normal risk of collectibility or present other unfavorable features, and were made on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable Bank transactions with unaffiliated persons, although directors were generally allowed the lowest interest rate given to others on comparable loans.

AUDIT COMMITTEE REPORT

      The Audit Committee consists of five Directors, each of whom meets applicable legal standards for independence. The Audit Committee's primary responsibility is to oversee the Company's financial reporting process and to report the results of its activities to the Board. Management is responsible for preparing the Company's financial statements and the independent auditors are responsible for auditing those statements.

      Among the responsibilities of the Audit Committee include selecting an accounting firm to be engaged as the Company's independent auditors. Additionally, and as appropriate, the Audit Committee reviews and evaluates, discusses and consults with the Company's management, the Company's internal auditor and its independent auditors, regarding the following matters:

*	The plan and budget for, and the independent auditors' report on, the audit of the Company's financial statements;

*	The Company's financial disclosure documents, including all financial statements and reports filed with the SEC or sent to shareholders;

*	Changes in the Company's auditing practices, principles, controls or methodologies, or in the Company's financial statements;

*	Significant developments in auditing rules;

*	The adequacy of the Company's internal auditing controls, and its accounting, financial and auditing personnel; and

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*	The establishment and maintenance of an environment within the Company that promotes and encourages quality financial reporting, sound business risk practices and ethical behavior.

      The Audit Committee is responsible for recommending to the Board that the Company's financial statements be included in the Company's annual report. The Committee took a number of steps in making this recommendation for the year ended December 31, 2006. First, the Committee discussed with Berry, Dunn, McNeil & Parker, the Company's independent accountants for 2006, those matters Berry, Dunn, McNeil & Parker communicated to and discussed with the Committee under Statement on Auditing Standards No. 61 (Communications with Audit Committees), including information regarding the scope and results of the audit. These communications and discussions are intended to assist the Audit Committee in overseeing the financial reporting and disclosure process. Second, the Committee discussed with, and received a letter from, Berry, Dunn, McNeil & Parker concerning their independence from the Company and its management as required under Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). This discussion and disclosure informed the Committee of Berry, Dunn, McNeil & Parker's independence and assisted the Committee in evaluating such independence. The Committee also considered applicable auditor independence standards under the Sarbanes-Oxley Act and related regulations of the Securities and Exchange Commission. Finally, the Committee reviewed and discussed the Company's financial statements with the Company's management.

      The Audit Committee has established procedures for the treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters. The Committee has also established procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters. No such complaints or concerns were received in 2006.

      Based on the discussions with Berry, Dunn, McNeil & Parker, on the independence discussions, and on the financial statement review, the Audit Committee recommended to the Board that the financial statements be included in the Company's 2006 Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

Submitted by the Community Bancorp.
Audit Committee,

Thomas E. Adams, Chair
Aminta Conant
Elwood G. Duckless
Michael H. Dunn
Dale R. Wells

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EXECUTIVE OFFICERS

The following table sets forth certain information regarding the executive officers of the Company.

Name and Age	Position(s) with the Company and Subsidiaries and Occupation for the Past Five Years

Richard C. White, 61	Chief Executive Officer and Chairman and Director, Community Bancorp. and Community National Bank (1)

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Stephen P. Marsh, 59	President, Chief Operating Officer, Chief Financial Officer, Treasurer and Director, Community Bancorp.; and President, Chief Operating Officer and Director, Community National Bank (2)
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Alan A. Wing, 62	Vice President, Community Bancorp.; and Executive Vice President, Community National Bank (3)

(1)	Prior to January 6, 2004, Mr. White also served as President of both Community Bancorp. and Community National Bank.
(2)

Prior to becoming President and Chief Operating Officer of Community Bancorp. and Community National Bank on January 6, 2004, Mr. Marsh served as Vice President of Community Bancorp. and Executive Vice President and Chief Financial Officer of Community National Bank.

(3)	Prior to becoming Executive Vice President of Community National Bank on January 6, 2004, Mr. Wing served as the Bank's Senior Vice President.

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COMPENSATION COMMITTEE REPORT

      The Compensation Committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis. Based upon this review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in the Company's Annual Report on Form 10-K for the year end December 31, 2006 filed with the SEC.

Submitted by the Community Bancorp.
Compensation Committee,

Rosemary M. Lalime, Chair
Thomas E. Adams
Aminta Conant
Michael H. Dunn
Dale R. Wells

EXECUTIVE COMPENSATION

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Compensation Discussion and Analysis

What are the objectives of the Company's compensation program?

      The key objectives of our compensation programs are: to support and drive business objectives and strategies; to provide a cost-effective, competitive total compensation package that enables the Company to attract and retain qualified executives for leadership roles; and to motivate and reward these executives for creating value for the Company and our shareholders.

Who makes compensation decisions for the Company and the Bank?

      The Compensation Committee is composed entirely of outside directors, who are considered independent under NASDAQ's listing standards. The Committee has general oversight of all compensation and benefit matters relating to the Company and the Bank. The Compensation Committee ensures that compensation of executive management is appropriate and reasonable, consistent with good governance practices, competitive in the marketplace and supportive of the long-term interests of the shareholders. The Compensation Committee is responsible for approval of salaries and incentive bonus compensation paid to executive officers, bonus pools for non-executive employees, retirement formulas for executive officers and deferred compensation and supplemental retirement plans. The Committee reviews summary salary and bonus data for the three executive officers, evaluates Chief

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Executive Officer ("CEO") performance and approves succession plans. Because the Company does not have any employees, compensation decisions are ultimately made at the level of the Bank Board, based on the recommendations of the Committee. Although compensation decisions are made by the Bank's Board rather than the Company's Board, the two boards have identical membership. The term "Board" in this discussion generally refers to the Bank's Board.

Are the executive officers of the Company paid for their services to the Company?

      No, the three executive officers of the Company are not separately compensated for serving as executive officers of the Company, but they also serve as executive officers of the Bank and are paid for those services.

Do executive officers who also serve as directors of the Company or the Bank receive any separate compensation for serving as directors?

      No, CEO Richard White and President and Chief Operating Officer ("COO") Stephen Marsh do not receive any additional compensation for serving as directors of the Company and the Bank, or for attending meetings of the Bank's local advisory boards. We believe that the value of these important services is appropriately reflected in the compensation they earn as executive officers of the Bank.

Does the Compensation Committee use a compensation consultant?

      The Compensation Committee's charter gives it the authority to retain a compensation consultant, to approve the consultant's fees and to determine the other terms of the engagement. The Committee used the services of a compensation consultant during 2004-2005 to help it in evaluating and setting the compensation of the executive officers, but did not use one in 2006. Whether or not it uses a compensation consultant, each year the committee reviews various available compensation surveys of peer group banks and banks in the northeast in setting the salary of the CEO and the two other executive officers. The Committee generally believes that, barring unusual circumstances, using the services of a compensation consultant approximately once every three years will help to ensure that compensation levels remain competitive and within reasonable ranges, while at the same time minimizing consulting fee expenses. When utilizing consultants' reports from prior years, the Committee takes into account approximate cost of living adjustments to the compensation ranges and recommendations.

      The compensation consultant engaged by the Compensation Committee during 2004-2005 was the firm of Thomas Warren & Associates ("Thomas Warren"), which began its consulting work for the Company in late 2004 and completed it in 2005. Thomas Warren recommended salary ranges

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for the three executive officers based on its research, which included review of salary surveys conducted by America's Community Bankers, Clark Consulting and SNL Financial. The Committee took into consideration the consulting advice rendered by Thomas Warren in setting 2005 and 2006 salary levels for the three executives.

What is our compensation program designed to reward?

      Our compensation program is designed to reward competent stewardship of the business enterprise and to encourage achievement of our business objectives and strategies. Each element of the compensation program is discussed below. The incentive bonus program, in particular, is intended to reward exceptional financial performance of the Company, while at the same time ensuring consequences for below-average performance. In making compensation decisions about the executive officers, the Compensation Committee and the Board have traditionally placed emphasis on the overall performance of the Company rather than on individual performance targets, in order to foster an attitude of team spirit and shared goals among our executives.

What are the factors the Company considers in determining the compensation of our executives?

      The Compensation Committee considers a number of factors when making recommendations to the Board about the compensation of executive officers, including its determination of base pay and percentage allocations of the annual incentive bonus pool for the executive officers. An important factor the Committee considers is comparison survey information for similar executive positions in the banking industry. The Committee considers several sets of market comparison data including data for banks in the Northeast region and community banks of similar size and profile to our Company. The Committee generally considers survey data focusing on community banks of similar size and also located in the Northeast to be more directly relevant to our Company. We also consider the scope and impact of the executive's role, whether the executive has accomplished expected business objectives and the executive's overall value to the Company. Payout under the annual cash incentive bonus program is based on the Company's performance and the percentage allocation of the bonus pool for each executive, as determined by the Committee in its discretion.

      In addition to reviewing individual salary levels, in setting compensation levels the Compensation Committee also considers the amount we spend in total for the top three positions as a group compared to our peers, as shown on industry surveys.

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What is each major element of our executive officers' compensation and how does each element fit into the Company's overall compensation strategy?

The major elements of our executive officers' compensation are:

      Base Pay. Base pay is the annual salary paid to an executive for the job he performs. It reflects the executive's level of responsibility, qualifications and experience. It does not include any direct or indirect compensation received from bonuses, participation in any of the Company's employee benefit plans or the value of perquisites. The Compensation Committee reviews base pay annually, but executive officers do not automatically receive annual base pay increases. Annual reviews are intended to insure that base pay is appropriate given the executive's job responsibilities, performance and market data for similar positions at peer institutions in the banking industry.

      The Compensation Committee performs an annual review of the CEO's performance, usually during the summer, with any salary adjustment taking effect at that time. This review process includes consideration of a self-evaluation by the CEO covering certain key elements of his written job description, including strategic planning, establishment and implementation of overall operating policies, management of shareholder and community relations and regulatory matters. The Committee also undertakes its own evaluation of Mr. White which includes a review of his performance in various areas, such as his leadership, planning and organizational abilities, creativity and problem solving, communication skills, his ability to delegate and supervise others effectively and efficiently, his role in promoting community and shareholder relations, his ability to address regulatory matters and insure appropriate compliance with policies and procedures, and his performance in helping to achieve the Company's long term strategic goals and objectives. In his 2006 evaluation, Mr. White received an overall rating of "outstanding," meaning that the Committee concluded that Mr. White consistently exceeds all requirements with exceptional results. Mr. White's base salary was increased by 3% from $184,000 to $189,500 following his last performance evaluation.

      Mr. White conducts the performance reviews of President and COO Marsh and Executive Vice President Wing, discusses those reviews with the Compensation Committee and makes recommendations for salary adjustments to the Committee. While the Board considers Mr. White's recommendations, it does adjust the recommended base salary amounts for the two executives, from time to time in its discretion.

      Since being named as President and COO effective January 1, 2004, Mr. Marsh has assumed greater executive responsibilities and as a result his percentage salary increases since that time have generally been at a higher rate than for the other two executive officers. As intended, this has resulted in a narrowing of the range of base compensation between Mr. White and Mr. Marsh, and a widening of the range of base pay between Mr. Marsh and Mr. Wing.

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      Annual Cash Incentive. The executive officer incentive compensation plan is a performance-based short-term variable pay plan that is designed to reward favorable financial performance by the Company. Cash bonus awards under the plan are based on corporate performance and on a percentage allocation of the bonus pool for each executive officer. The bonus pool is based on a percentage of the Bank's after-tax earnings; with the percentage linked to the Company's annual rating by IDC Financial Publishing, Inc., a recognized ranking service for the financial services industry. The Compensation Committee reviews the pool and individual allocation percentages periodically and recommends any changes for approval by the Board. The percentage allocations for the three officers were last adjusted in 2004, with Mr. White's percentage declining slightly and the percentages for Mr. Marsh and Mr. Wing increasing slightly. Mr. Marsh's adjustment reflected the change in his job responsibilities when he assumed the role of President and COO.

      Additional information about the incentive bonus program is contained below under "Officer Incentive Plan" and the 2006 bonus awards for the three executives are included in the Summary Compensation Table in the "Non-Equity Incentive Plan Compensation" column.

      Retirement Benefits. We provide our three executive officers with retirement benefits under two programs: Our tax-qualified Retirement Savings Plan and our non-qualified supplemental retirement plan for executives.

      The retirement savings plan is a broad-based tax-qualified defined contribution plan available to full-time and some part-time employees ages 21 or over. For 2007, the plan permits participants to defer the lesser of 100% of compensation or $15,500 ($20,500 for participants age 50 and older). The Company may make a discretionary matching contribution equal to a percentage of the voluntary deferrals. During 2006 the Company matched 50 cents for each dollar of compensation deferred, up to 5% of compensation. This same matching contribution percentage is in effect for 2007. The plan also provides for discretionary profit sharing contributions by the Company. During 2006 all three executive officers made voluntary salary deferrals and received matching employer contributions. Each also received a discretionary profit sharing contribution. These amounts are reflected in the Summary Compensation Table below.

      The Supplemental Retirement Plan for Executives is a non-contributory, defined benefit plan for designated executive officers. The three executive officers are currently the only active participants. The plan does not satisfy the minimum coverage, nondiscrimination and other rules that qualify broad-based plans for favorable tax treatment under the Internal Revenue Code. The plan provides an annual benefit at retirement for each of the three executive officers in an amount which approximates 75% of the executive's annual average bonus in the highest five years during the last ten years of employment prior to retirement. The purpose of the plan is to provide a benefit for the three executives, which when combined with their projected benefits under the Company's tax-qualified retire

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ment savings plan, is intended to approximate the benefit they would have otherwise received under the now-terminated defined benefit pension plan. We believe that this plan provides an appropriate enhancement to the retirement benefits available to our executives and keeps our executive benefit package competitive.

      Additional information about the supplemental retirement plan for executives is contained below under "Supplemental Non-Qualified Retirement Savings Plan" and in the column in the Summary Compensation Table marked "Change in Pension Value and Nonqualified Deferred Compensation Earnings."

Does the Company provide perquisites or other personal benefits to the executive officers?

      The Company does not generally provide the executive officers with perquisites or other personal benefits such as club memberships, financial planning assistance, tax preparation, living allowances, commuting expenses, or similar benefits not described in this proxy statement. However, the Company does provide a Company-owned vehicle to each of the executive officers and pays related gas and maintenance charges. The Company also pays the expenses of the executive officers and their spouses in connection with attendance at certain banking-related functions, such as bankers' association conventions, and pays the annual membership dues of CEO White (a licensed attorney) to the Vermont Bar Association.

Do we offer health and welfare benefits?

      Yes. We offer the same health and welfare benefits to all salaried and non-salaried employees. These benefits include health insurance, life insurance, short-term disability insurance, long-term disability insurance, an employee assistance program, wellness reimbursement, education benefits and combined time off (CTO). Because these benefits are offered to a broad class of employees, the cost is not required by SEC rules to be included in the Summary Compensation Table set out below.

Does the Company have any stock option, restricted stock or similar equity-based compensation plans? If not, why not?

      No. We do not have any equity-based incentive compensation plans for our executives or our directors. We have from time to time considered adding stock based long-term incentive compensation to the compensation mix but have thus far chosen not to do so. The Board believes that the existing compensation levels are appropriately generous for our market area and size, and that additional long-term incentives have not, historically, been necessary in order for us to attract and retain talented executives. In addition, because our stock is thinly traded, the Board has considered the practical difficulty of determining the appropriate size and terms of any stock-based award, as well as the

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difficulty of determining an appropriate fair value for tax and accounting purposes. Although the Board has not ruled out adopting stock-based or other long-term incentive compensation plans in the future, we do not have any plans at this time to adopt any compensation plan of that kind for executives or directors.

What is the role of executive officers in determining executive compensation?

The executives do not participate in the formulation of any recommendations to the Compensation Committee about their own compensation.

      CEO White conducts the annual performance evaluations of the two other executive officers and formulates salary recommendations to the Compensation Committee. The Committee is not directly involved in the performance reviews of the executive officers other than the CEO. Ordinarily the Committee will give substantial weight to the CEO's salary recommendations for the two other executive officers, but does adjust his recommendations from time to time.

In addition, management administers all employee benefit and incentive plans on a day-to-day basis. Within management, the CEO serves as a liaison with the Compensation Committee.

Does the CEO or either of the other two executive officers have a written employment contract?

      No, none of our executive officers has a written employment contract with the Company. Neither the Board nor the executives - all of whom are long-time Bank employees - has thus far deemed it necessary or advisable to enter into a written employment contract.

Do we offer any severance benefits for executives whose employment terminates?

      No, we do not have a plan or policy to provide severance benefits to executives whose employment terminates. Generally speaking, severance is a matter that would be individually negotiated with the executive and the amount and type of benefits (if any) would depend on the circumstances of his or her departure.

Do any of the executive officers have any change in control agreements with the Company?

      No, we have not entered into any change-in-control agreements with any of our executives. We have historically favored continuing our status as an independent community bank and have not, therefore, prioritized establishing contractual compensation arrangements to take effect upon a change in control. The Board believes that the executive officers, if faced with a possible change-in-control


transaction, would be capable of acting in the best interests of our stockholders, even without having change-in-control agreements in place.

What is the accounting and tax treatment of each form of compensation?

      For accounting purposes, salaries and bonuses, and other benefits are charged to expense as earned. For tax purposes, salaries, bonuses and other benefits are taken as a tax deduction when paid to the executive or contributed to a tax-qualified retirement plan.

What is our policy on Internal Revenue Code Section 162(m)?

      Our policy is to obtain the maximum possible tax deduction for compensation paid to executive officers. Section 162(m) of the Internal Revenue Code limits the deductibility of an executive's annual compensation over $1,000,000, except for certain kinds of performance-based compensation. Because the amount of annual compensation the Company pays to each of its executive officers is well under $1,000,000, the Board has not adopted any formal policy or guidelines regarding payment of compensation in excess of the Section 162(m) threshold.

Do we have stock ownership guidelines for executives?

      No, we do not have any stock ownership guidelines for executives or directors. While we encourage stock ownership and believe that it further aligns executives' financial interests with those of the shareholders, we have not thus far found it necessary to impose any formal stock ownership guidelines. Each of the three executive officers already owns Company stock and in the case of both the CEO and COO, their ownership percentage is over 1% of the Company's outstanding shares of common stock. See "SHARE OWNERSHIP INFORMATION" above.

Do we have a policy on recovery of compensation that was improperly paid to an executive?

      In accordance with section 304 of the Sarbanes-Oxley Act of 2002, the Board would evaluate in appropriate circumstances whether to seek the reimbursement of certain compensation awards paid to an executive officer who engages in misconduct that caused or partially caused a restatement of the Company's financial results. If circumstances warrant, the Company would seek to recover appropriate portions of compensation for the relevant period(s) as provided by law.


Summary Compensation Table

The following table summarizes annual compensation earned in 2006 for services rendered in all capacities to the Company and the Bank by each of the Company's three executive officers.

2006 Summary Compensation Table

Name and Principal Position	Year	Salary (1)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings (2)	All Other Compensation		Total

Richard C. White,	2006	$186,750	$34,675	$38,380	$37,041	(3)	$296,846
Chairman, CEO & Director of the Company and the Bank

Stephen P. Marsh,	2006	$140,250	$27,742	$21,385	$39,260	(3)(4)	$228,637
President, Treasurer & Director of the Company, President, COO, CFO & Director of the Bank

Alan A. Wing,	2006	$110,500	$20,817	$24,452	$30,340	(3)(4)	$186,109
Vice President of the Company; Executive Vice President of the Bank

(1)	Includes voluntary salary deferrals under the Company's Retirement Savings (401(k)) Plan.
(2)

Represents estimated change in actuarial present value of accrued pension benefit under the Company's Supplemental Retirement Plan for Executives. Calculations assume a 6% discount rate, retirement at age 65, benefits payable in 240 monthly installments, and an annual benefit level for the three executive officers, as follows: Mr. White, $32,236; Mr. Marsh, $22,860; and Mr. Wing, $17,660.

(3)

Includes discretionary profit-sharing contributions under the Retirement Savings Plan as follows: Mr. White, $27,434; Mr. Marsh, $30,405; and Mr. Wing, $23,719. Also includes matching employer 401(k) contributions under the Plan and the taxable portion of employer-provided term life insurance benefits in excess of $50,000.

(4)	Includes compensation for unused accrued Combined Time Off (CTO).


Officer Incentive Plan

      The Bank maintains an Officer Incentive Plan for executive officers and for other officers and exempt employees whose compensation is not commission-based. Each executive officer, non-executive officer and qualifying exempt employee having at least one year of service is eligible to participate in the plan. There are two separate incentive pools under the plan, one for the three executive officers and another for all other officers and participating exempt employees.

      Executive Officers. The incentive bonus pool for executive officers is based on the Bank's annual rating as of September 30 issued by IDC Financial Publishing, Inc. ("IDC"), an industry-wide recognized ranking service. Use of a September 30 rating rather than a year-end rating permits the Company to calculate and pay out executive officer bonuses in a timely fashion, consistent with Section 409A of the Internal Revenue Code, added by the American Jobs Creation Act of 2004. Section 409A penalizes payout of bonuses later than 2-1/2 months following the calendar year in which the related services were rendered.

      The IDC rating takes into account the bank's financial performance and risk profile in the areas of asset quality, capital, margins, earnings and liquidity. For the twelve month period ended September 30, 2006, the Company had an IDC rating of "Excellent."

      Executive officer bonuses under the plan may only be paid for a calendar year in which the Bank achieved a return on average assets of at least 1%. If that target is achieved, we determine the size of the executive officer bonus pool under the following formula:

IDC Rating	Percent of After-Tax Earnings

Below Average	0
Average	0.85%
Excellent	2.35%
Superior	3.25%

      We then allocate the incentive pool among the three executive officers based on fixed percentages. Messrs. White, Marsh and Wing were entitled to 41.66%, 33.33% and 25.01%, respectively, of the incentive pool for 2006. The Compensation Committee periodically reviews the applicable percentages of after-tax earnings and the allocation percentages and may recommend changes for approval by the Bank's Board of Directors.

Incentive bonuses paid to the three executive officers for services rendered in 2006 are included in the "Non-Equity Compensation Plan" column of the Summary Compensation Table above.


      Other Officers and Exempt Employees. We also create a separate incentive bonus pool under the plan for non-executive officers and other qualifying exempt employees. If the Bank attains at least 90% of net income as presented in its budget and has a return on average assets greater than 1%, we place between 1% and 2.5% of the Bank's net income in a pool, with the exact percentage of net income available for bonuses determined by attainment of pre-established percentage-of-budgeted net income targets. Each qualifying employee is allotted a portion of the pool based on his or her position in the Bank and involvement in other incentive plans. Part-time exempt employees receive one-half of a full-time allotment.

      If the Bank exceeds its budgeted net income by more than 10%, we create an additional pool comprising 1.75% of net income, plus 15% of the amount over budget. This additional pool is divided among the same group of officers and exempt employees, allotted based on their position in the Bank. Part-time exempt employees receive one-half of a full-time allotment.

      Several officers (but not the executive officers) are eligible to receive individual incentive awards based upon the attainment of specific performance goals. These individual incentives are accounted for in the allotment of shares in the incentive pools and are paid in addition to incentive payouts described above.

Distributions from this pool are ordinarily payable in January for services rendered during the preceding fiscal year.

Supplemental Retirement Plan for Executives

      We maintain a non-qualified Supplemental Retirement Plan for our three executive officers. The purpose of the plan is to provide an annual retirement benefit approximating 75% of the average annual bonus earned by the executive officer for the five highest years of bonus compensation in the ten years before retirement ("Replacement Benefit"). This benefit, combined with the projected benefits under the Company's Retirement Savings Plan, is designed to approximate the benefit that the executive officers would have been entitled to under the Company's now terminated defined benefit pension plan.

      Under the plan, we make an annual credit to the account of the executive in an amount equal to the level annual deposit that would be required to be made for each year up to his normal retirement date (at attainment of age 65), in order to pay an annual estimated benefit amount approximately equal to the Replacement Benefit. Calculation of the required annual deposit is based on a 6% discount rate, the officer's remaining years to retirement, and payment of the annual benefits in the form of a 240 month annuity. For this purpose, the estimated Replacement Benefit is calculated based on 75% of the average annual bonus compensation earned by the officer for the highest five years during the ten years preceding the calculation date.


      Benefits under the plan are payable at retirement at age 65, or upon earlier disability, in accordance with the participant's election, in a lump sum or in substantially equal installments over the participant's projected life expectancy. If a participant dies before receiving all payments due, the remaining payments will be paid to the participant's designated beneficiary. If a participant dies before benefit payments have commenced, the participant's accrued benefit will be paid out to his designated beneficiary over the beneficiary's projected life expectancy. A participant with at least ten years of service who retires early (before age 65) is entitled to receive his accrued plan benefit on or after attainment of age 55. Each of the three participants is at least age 55 and has at least ten years of service and would therefore be entitled to receive the early retirement benefit if he terminated his employment before reaching retirement age. The estimated accrued lump sum early retirement benefit for each of the three participants is as follows: Mr. White, $224,336; Mr. Marsh, $118,523; and Mr. Wing, $133,792.

      Although benefit accruals are held in a special-purpose trust, those funds remain available to satisfy the claims of the Company's creditors. The change in 2006 in the estimated actuarial present value of the accumulated pension benefit under the plan is included in the column of the Summary Compensation Table above marked "Change in Pension Value and Nonqualified Deferred Compensation Earnings."

Additional information about the plan is shown in the following table:

Pension Benefits

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)

Richard C. White	Supplemental Retirement Plan	22	$224,336	$0
Stephen P. Marsh	Supplemental Retirement Plan	33	$118,523	$0
Alan A. Wing	Supplemental Retirement Plan	35	$133,792	$0

      We are continuing to evaluate the impact on the plan of new Internal Revenue Code Section 409A, added by the American Jobs Creation Act of 2004. We expect to amend the plan in certain respects before year end 2007 in order to bring it into compliance with recently issued final regulations under Section 409A.


Retirement Savings Plan

      Employees who are age 21 or over and who have completed at least one year of service (as defined in the plan) are eligible to participate in the Community Bancorp. and Designated Subsidiaries' Retirement Savings Plan. The plan contains features of a so-called 401(k) plan which permit participants to make voluntary compensation deferrals on a tax- deferred basis. For 2007 the plan limits the maximum annual deferral per participant to the lesser of 100% of compensation or $15,500 ($20,500 for participants age 50 and older, who are entitled to make "catch up contributions"). This maximum is adjusted annually for inflation by the Internal Revenue Service. The Company may choose to make a matching contribution to the account of participants equal to a percentage of the amount deferred. We have chosen to make a matching contribution for 2007 of one-half of the amount a participant defers for deferrals of up to 5% of compensation. Deferrals over 5% are not matched by the Company.

      Participants are at all times fully vested in their own compensation deferrals and in any rollover contributions from other plans. Vesting in any matching employer contribution begins after one year of service, with full vesting after six years of service. Vesting in any discretionary profit sharing employer contribution begins in the first year of service, with full vesting after seven years of service. Participants may direct the investment of their plan account among several funds maintained by the plan trustee, including a Community Bancorp. stock fund. Distributions of accounts are generally deferred until the participant's death, disability or retirement, except in cases of financial hardship (as defined in the plan). Benefits are subject to income tax upon distribution and certain early withdrawals may be subject to an additional 10% penalty tax. Distribution of plan benefits may be in the form of an annuity, a lump sum in cash, or in certain circumstances, common stock of the Company.

      In addition to 401(k) compensation deferrals and matching employer contributions, the plan permits the Company to make a discretionary profit sharing contribution in any year for the account of all participants, including the three executive officers. The amount of the contribution for any year is determined annually based on a calculation of the maximum allowable deductible contribution that the Company is permitted to make on behalf of the executives, but subject to the annual contribution limitations of the Internal Revenue Code. The profit sharing contributions made to the account of the three executive officers for 2006 are included in the "All Other Compensation" column of the Summary Compensation Table above and disclosed in the footnotes to that table.



ARTICLE 2

PROPOSAL TO AMEND ARTICLES OF INCORPORATION TO INCREASE
COMMON SHARES AND CREATE A CLASS OF PREFERRED STOCK

      Article Five of the Company's Amended and Restated Articles of Incorporation currently authorizes the Company to issue up to 6,000,000 shares of common stock, $2.50 par value per share. The proposed amendment would revise Article Five to increase the authorized shares of common stock to 10,000,000 and, in addition, would authorize 1,000,000 shares of preferred stock, without par value, issuable in one or more series. The Board believes that the proposed increase in the authorized common stock and creation of a class of preferred stock are important to the Company's future growth and success and are therefore in the best interests of the Company and its shareholders. If the amendment is approved, the Board would have the authority to issue additional common shares and new preferred shares without further shareholder vote, unless a vote was otherwise required by law.

      Of the 6,000,000 authorized shares of common stock, as of the record date for this meeting, there were 4,339,723 shares issued of which 4,130,213 (net of repurchases) are currently outstanding. If the amendment is approved, the additional shares of common stock would have identical rights and privileges as currently outstanding shares of common stock.

      The Company's Amended and Restated Articles of Incorporation do not currently authorize any preferred stock. If the amendment is approved, the Board would have the authority to issue, generally without additional shareholder approval, up to 1,000,000 shares of what is commonly referred to as "blank check" or "series preferred" stock, with authority vested in the Board to create one or more series and to establish the designations and related rights and preferences of any series, as permitted by Vermont law. The Board believes that authorizing a class of series preferred stock will provide the Company with greater flexibility in structuring acquisitions, joint ventures, capital raising transactions and accomplishing other corporate purposes, without the delay and expense of calling a special meeting to obtain a shareholder vote to approve additional shares.

If the amendment is approved, the Board would have the authority to determine by resolution at the time of issuance, the following features of any preferred shares, among others:

*	the designation of the series, which may be by distinguishing number, letter or title,
*	the number of shares of the series,
*	the amounts payable on, and the preferences, if any, of the shares of the series in respect of dividends, and whether dividends, if any, will be cumulative or noncumulative,
*	dates at which dividends, if any, will be payable,
*	the redemption rights and price or prices, if any, for shares of the series,


*	the terms and amounts of any sinking fund provided for the purchase of redemption of shares of the series,
*	the amounts payable on, and the preferences, if any, of the shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the company,
*

whether the shares of the series will be convertible into or exchangeable for shares of any other class or series, or any other security, of the Company or any other company, and, if so, the specification of such other class or series or other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates at which the shares will be convertible or exchangeable and any other terms and conditions upon which the conversion or exchange may be made,

*	the restrictions, if any, on the issuance of shares of the same series or of any other class or series, and
*	the voting rights, if any, of the holders of shares of the series.

      The effect of the issuance of series preferred stock on the common shareholders cannot be determined until the Board designates the specific rights of the series being issued. However, the effects could include, among other things, restricting dividends on the Company's common stock, diluting the voting power of the common stock, reducing the market price of the common stock, or impairing the liquidation rights of the common stock. In accordance with applicable law, the Board would be required to make any determination to issue shares of preferred stock based on its judgment as to the best interests of the Company and its shareholders at the time of issuance.

      Similarly, the issuance of additional shares of common stock may, depending upon the circumstances under which such shares are issued, reduce shareholders' equity per share and may reduce the percentage ownership or voting power of common stock held by existing shareholders. In addition, the holders of the Company's common stock would not have any preemptive rights to subscribe to or purchase any additional common or preferred shares that might be issued in the future. Should the amendment be approved, the Board does not intend to seek shareholder approval prior to any issuance of additional shares of common stock unless otherwise required by law.

      The issuance of additional common or preferred stock could be used by the Board to dilute the stock ownership or voting power of persons seeking to gain control of the Company, making it more difficult for a third party to effect a change in control. Similarly, the issuance of additional common or preferred stock to persons allied with Company management could make it more difficult to remove current management by diluting the stock ownership or voting rights of persons seeking to cause their removal. The Board is not aware of any attempt, or contemplated attempt, by any person to acquire control of the Company and, notwithstanding its potential anti-takeover effects, the amendment is not being proposed as an anti-takeover device.


      The additional shares will provide the Company with the flexibility to issue shares from time to time as may be desirable for the Company's business, such as raising capital for ongoing operations or implementation of strategic plans, business and asset acquisitions, stock splits and dividends, payment of stock-based compensation should the Board deem it appropriate in the future, and for other appropriate business purposes. The Board has not entered into any commitments to issue additional common or preferred shares at this time and has no present plans to issue any such shares.

      While the proposed amendment may have anti-takeover ramifications, the Board believes that the financial and strategic flexibility provided by the amendment outweighs any disadvantages. To the extent that the amendment may have anti-takeover effects, it may encourage persons seeking to acquire the Company to negotiate directly with the Board, thus enabling the Board to consider the proposed transaction in a manner that best serves the interests of shareholders.

The text of Article Five of the Company's Amended and Restated Articles of Incorporation, both as currently in effect and as proposed to be amended, is set forth in Exhibit A to this proxy statement.

Vote Required

Under applicable Vermont law, approval of the proposed amendment to the Company's Amended and Restated Articles of Incorporation will require that more votes be cast "FOR" than "AGAINST" the proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ARTICLE 2.

ARTICLE 3

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

      The Audit Committee of the Board has appointed Berry, Dunn, McNeil & Parker ("BDMP") as the Company's independent auditors to audit Community Bancorp.'s consolidated financial statements for the year ending December 31, 2007. BDMP served as the Company's independent auditors for 2006 and 2005 and also provided certain tax and other audit-related services in those years. See "Fees Paid to Independent Auditors" below. Representatives of BDMP are expected to attend the annual meeting, where they will be available to respond to appropriate questions and, if they desire, to make a statement.

Although neither Vermont law nor the Company's By-laws requires the submission of the selection of the Company's independent auditors to the shareholders for approval, the Board of


Directors believes it is appropriate to give shareholders the opportunity to ratify the decision of the Audit Committee. Neither the Audit Committee nor the Board has made any determination as to what action, if any, would be taken if the shareholders do not ratify the appointment of BDMP as the Company's independent auditors for 2007.

Pre-Approval Required for Services of Independent Auditors

      As part of its duties, the Audit Committee is required to pre-approve audit and non audit services performed by the Company's independent auditors, in order to ensure that the provision of such services does not impair the auditors' independence. Under applicable law, certain services may not be performed by the auditors under any circumstances. Consistent with these legal requirements, the Audit Committee's charter provides that all permitted services must be approved by the Audit Committee in advance. However, the Audit Committee may delegate this authority to a member of the Committee, who is required to inform the entire Committee of any approval taken pursuant to that delegated authority. The Audit Committee does not delegate to management its responsibilities to pre-approve services performed by the independent auditors. Each of the services performed by BDMP described under the captions below was preapproved by the Audit Committee.

Fees Paid to Independent Auditors

Audit Fees. The aggregate fees billed for professional services rendered by BDMP for the audit of the Company's annual financial statements included in each of the Company's Forms 10-K and review of financial statements included in each of the Company's Forms 10-Q for the years ended December 31, 2006 and 2005, and consent procedures related to the filing of Form S-3 in 2005 were $79,346 and $75,500, respectively.

Audit-Related Fees. The aggregate fees billed for assurance and related services rendered by BDMP related to the performance of the audit or review of the Company's financial statements in the years ended December 31, 2006 and 2005 were $10,642 and $12,173, respectively. These services related to the audit of the Company's employee benefit plan, implementation of the Sarbanes-Oxley Act of 2002 and the application of accounting pronouncements.

Tax Fees. The aggregate fees billed for professional services rendered by BDMP for tax compliance, tax advice and tax planning in the years ended December 31, 2006 and 2005 were $9,916 and $11,605, respectively. These services included preparation of federal tax returns, review of estimated tax payments, review of compliance with information reporting requirements and tax planning.

All Other Fees. There were no other fees billed for services provided by BDMP, other than the services reported in the paragraphs above, in the years ended December 31, 2006 and 2005.


Vote Required

Ratification of the selection of the Company's independent auditors for the ensuing year will require that more votes be cast "FOR" than "AGAINST" the proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ARTICLE 3.

ANNUAL REPORT

The Company's Annual Report to Shareholders for the year ended December 31, 2006, including consolidated financial statements and the report of BDMP thereon, accompanies this proxy statement.

SHAREHOLDER NOMINATIONS AND PROPOSALS

Shareholder Nominations

      A shareholder may make a nomination for director from the floor at the annual meeting, under procedures specified in Section 2.12 of the Company's By-Laws. Advance written notice of proposed nominations must be given to the Company. Such notice must be received by the Company on or before January 8, 2008 in order for a nomination to be made from the floor at the 2008 annual meeting. The notice of nomination should be sent to the attention of the Corporate Secretary, Community Bancorp., P.O. Box 259, Derby, Vermont 05829 and must contain the following information for each nomination: (a) the name and address of the shareholder of record who intends to make the nomination, and if acting on behalf of a beneficial owner, the name and address of such beneficial owner; (b) the number of shares of the Company's common stock owned of record or beneficially by the nominating shareholder; (c) a representation that the nominating shareholder is a shareholder of record of stock of the Company entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person specified in the notice; (d) the name and address of the person to be nominated; (e) a description of all arrangements or understandings between the shareholder and the nominee and any other person or persons (naming such person or persons) pursuant to which the nomination is to be made by the shareholder; (f) such other information regarding the nominee as would have been required to be included in a proxy statement filed under the proxy rules of the Securities and Exchange Commission had the nominee been nominated by the Board of Directors; and (g) the written consent of the nominee to serve as a director of the Company if elected.

In addition to the above process for shareholder nominations from the floor, the Compensation Committee will consider shareholder recommendations for possible Board nominees. Information


about this process is contained elsewhere in this proxy statement under the caption "CORPORATE GOVERNANCE-Board Committ-Corporate Governance/Nominating Committee."

Shareholder Proposals

      A shareholder may present matters from the floor for action by the shareholders at the annual meeting, under procedures specified in Section 2.12 of the Company's By-Laws. Advance written notice of any matters to be presented must be given to the Company. Such notice must be received by the Company on or before January 8, 2008 in order to be considered from the floor at the 2008 annual meeting. The notice should be sent to the attention of the Corporate Secretary, Community Bancorp., P.O. Box 259, Derby, Vermont 05829 and must contain the following information: (a) the name and address of the shareholder who intends to make a proposal, and if acting on behalf of a beneficial owner, the name and address of such beneficial owner; (b) the number of shares of the Company's common stock owned of record or beneficially by the shareholder-proponent; (c) a representation that the shareholder is a holder of record of the stock of the Company entitled to vote at such annual meeting and intends to appear in person or by proxy at the meeting to present his or her proposal; (d) a brief description of the proposal; (e) the reasons for making the proposal; and (f) any direct or indirect interest of the shareholder or any person on whose behalf the shareholder is acting, in making such proposal.

Use of Discretionary Authority in Connection with Shareholder Nominations and Proposals

      Under the rules and regulations of the SEC, the Company will be permitted to use its discretionary authority conferred in the proxy card for the annual meeting to vote on a shareholder proposal or director nominee even if the proposal or nominee has not been discussed in the Company's proxy statement, unless the shareholder-proponent has given timely notice to the Company of his or her intention to present the proposal or nominee for vote at the meeting. Assuming timely notice has been given, the proxies will only be voted on the matter pursuant to the grant of discretionary authority if the Company has described the proposal in the proxy statement and indicated how the persons named as proxies intend to vote on the matter. In order to be considered timely for this purpose for the 2008 annual meeting, the shareholder-proponent must furnish written notice to the Company of the proposal or nominee no later than January 8, 2008, the same date as described above for notice of proposals to be made from the floor at the annual meeting.

Inclusion of Shareholder Proposals in Company Proxy Materials

      If a shareholder seeks to have his or her proposals included in the Company's proxy materials for the 2008 annual meeting, the notification deadline is earlier than noted in the preceding paragraphs. In order to be considered for inclusion in the Company's proxy material for the 2008


annual meeting, shareholder proposals must be submitted in writing to the Secretary of the Company not later than December 17, 2007, and must comply in all respects with applicable rules and regulations of the SEC relating to such inclusion. Any such proposal will be omitted from or included in the proxy material at the discretion of the Board of Directors of the Company, subject to such rules and regulations.

Questions about any of the procedures for shareholder nominations or proposals should be directed to the Corporate Secretary, Community Bancorp., P.O. Box 259, Derby, Vermont 05829.

OTHER MATTERS


      As of the date of this proxy statement, the Board of Directors knows of no business that may come before the 2007 annual meeting other than the three items described in this proxy statement. If any other matters should properly come before the meeting, it is expected that proxies will be voted on such matters in accordance with the recommendations of management.


VOTING QUESTIONS OR ASSISTANCE

If you have any questions or require assistance with the voting process, contact either Corporate Secretary Chris Bumps or the Company's stock transfer agent, Registrar & Transfer Company, at the address or telephone number shown below:

Chris Bumps, Corporate Secretary Community Bancorp. P.O. Box 259 Derby, VT 04829 (802) 334-7915	Registrar & Transfer Company Attn: Investor Relations Dept. 10 Commerce Drive Cranford, NJ 07016 (800) 368-5948


EXHIBIT A

Proposed Amendment to Increase Authorized Common Stock And Create a Class of Preferred Stock

Text of Article Five of the Amended and Restated Articles of Incorporation as currently in effect:

ARTICLE FIVE STOCK

The aggregate number of shares the Corporation shall have authority to issue is 6,000,000 shares, common, with a par value of $2.50 per share.

Text of Article Five of the Amended and Restated Articles of Incorporation as proposed to be amended:*

ARTICLE FIVE STOCK

Section A. The aggregate number of shares of common stock the Corporation shall have authority to issue is ~~6,000,000~~ 10,000,000 shares, ~~common~~, with a par value of $2.50 per share.

Section B. The aggregate number of shares of preferred stock the Corporation shall have authority to issue is 1,000,000, without par value, issuable in one or more series. The Board of Directors of the Corporation is hereby authorized to divide the shares of preferred stock into one or more series and to fix and determine by resolution the relative rights and preferences of any series so established, to the fullest extent permitted by law, including, without limitation, any voting powers, dividend rights, conversion rights, preemptive rights, liquidation preferences and redemption provisions.

*	New text shown by underline, deleted text by line-through.


[X] PLEASE MARK VOTES AS IN THIS EXAMPLE		REVOCABLE PROXY COMMUNITY BANCORP.

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
MAY 15, 2007

The undersigned hereby appoints Leonard Lippens and Frank Allard, and each of them individually, as his or her lawful agents and proxies with full power of substitution in each, to vote all of the common stock of Community Bancorp. that the undersigned is (are) entitled to vote at the Annual Meeting of Shareholders to be held at the Elks Club, Derby, Vermont, on Tuesday, May 15, 2007 at 5:30 p.m. and at any adjournment thereof.

1.	ELECTION OF FOUR DIRECTORS to the Class expiring in 2010 (except as marked to the contrary below):

	For [ ]	Withhold Authority [ ]	For All Except [ ]

To serve until the Annual Meeting in 2010:
MICHAEL H. DUNN, MARCEL M. LOCKE, STEPHEN P. MARSHand PETER J. MURPHY.

INSTRUCTION: To withhold authority to vote for any individual nominee, mark "For All Except" and write that nominee's name in the space provided below.

2.

TO AMEND THE COMPANY'S AMENDED AND RESTATED ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK TO 10,000,000 AND TO CREATE A NEW CLASS OF STOCK CONSISTING OF 1,000,000 SHARES OF PREFERRED STOCK ISSUABLE IN ONE OR MORE SERIES.

	[ ] FOR	[ ] AGAINST	[ ] ABSTAIN

3.	TO RATIFY THE SELECTION OF THE INDEPENDENT PUBLIC ACCOUNTING FIRM OF BERRY, DUNN, MCNEIL & PARKER AS THE COMPANY'S EXTERNAL AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2007.
	[ ] FOR	[ ] AGAINST	[ ] ABSTAIN

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND MAY BE REVOKED AT ANY TIME BEFORE IT IS EXERCISED.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholders. If this Proxy is properly executed but no direction is made, this Proxy will be voted FOR Items 1, 2 and 3.

A dinner will be served for all registered shareholders immediately following the Annual Meeting.

Please check the box if you plan to attend. [ ]

Please be sure to sign and date this Proxy in tje box below.	Date
Shareholder sign above Co-holder (if any) sign above

Detach above card, sign, date and mail in postage paid envelope provided.

COMMUNITY BANCORP.

In their discretion, the persons named above are authorized to act upon such other business as may properly come before the meeting or any adjournment thereof. If any such business is presented, it is the intention of the proxies to vote the shares represented hereby in accordance with the recommendations of management.

Please sign exactly as your name appears on this card. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE ACT PROMPTLY SIGN, DATE & MAIL YOUR PROXY CARD TODAY

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

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